SPECTRUM COMMERCE CENTER

LEASE

This Lease is entered into as of April 25, 2003, between SPECTRUM INVESTMENT GROUP, L.L.C., a Minnesota limited liability company (“Lessor”) and Mesaba Aviation, Inc., a Minnesota corporation (“Tenant”).

1.             Definitions.  In this Lease:

(a)           “BOMA” means Building Owners and Managers Association.

(b)           “Building” means that certain office/warehouse building, parking ramp, and the surrounding land, driveways, walkways and accessways owned and maintained by Lessor and known as Spectrum Commerce Center, located on the Land in Eagan, Dakota County, Minnesota as set forth on Exhibit A attached hereto.  The Building as currently constructed contains 199,714 rentable square feet and 191,463 usable square feet.

(c)           “Casualty” means a fire, flood, explosion, tornado, or other cause of damage to or destruction of the Building or Premises.

(d)           “Certificate of Occupancy Date” shall mean the date when Lessor shall have obtained a Certificate of Occupancy (temporary or permanent) from the City of Eagan, Minnesota for the Premises permitting legal use of the Premises for the purposes specified in the Lease; provided that if Lessor has obtained only a temporary Certificate of Occupancy, Lessor shall remain obligated under the Lease to obtain a permanent Certificate of Occupancy as promptly as reasonably possible and in the interim to renew or extend the temporary Certificate of Occupancy so that a Certificate of Occupancy is always in full force and effect.  Tenant agrees to take all necessary and reasonable actions to cooperate with Lessor in obtaining a Certificate of Occupancy.

(e)           “Commencement Date” means:

January 1, 2004, subject to extension as provided in Section 5 of this Lease.

(f)            “Common Areas” means any halls, lavatories, loading facilities, driveways and grade level open lot parking areas, designed for the nonexclusive use of the owner and occupants of the Building, and not designed or intended for the exclusive use of a single tenant, as designated by Lessor from time to time.

(g)           “Costs” means the monthly Tax Costs plus the monthly Operating Costs.

(i)            “Operating Costs” means all costs of managing, operating, maintaining and repairing the Property, including all costs, expenditures, fees and charges for: (A) operation, maintenance and repair of the Property (including maintenance, repair and replacement of glass, and landscaping and maintenance of the roof covering or membrane); (B) utilities and services (including telecommunications facilities and equipment, recycling programs and trash removal), and associated supplies and materials; (C) compensation (including employment taxes and fringe benefits) for persons at or below the level of the building manager who perform duties in connection with the operation, management, maintenance and repair of the Building, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Building; (D) property (including coverage for earthquake and flood if carried by Lessor), liability, rental income and other insurance relating to the Property, and expenditures for deductible amounts paid under such insurance; (E) licenses, permits and inspections; (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively “Laws”); (G) amortization of capital improvements required to comply with Laws, or which are intended to reduce Operating Costs or improve the utility, efficiency or capacity of any Building System, with interest on the unamortized balance a rate equal to two hundred basis points over the Prime Rate, as published by The Wall Street Journal, over such useful life as Lessor shall reasonably determine; (H) property management fees in an amount equal to three percent “*” of Base Rent and Costs payable to Lessor; (I) a reasonable allowance for depreciation on machinery and equipment used to maintain the Property on other personal property owned by Lessor in the Property (including window coverings and carpeting in common areas); (J) the Building’s share of any shared or common area maintenance fees and expenses (including costs and expenses of operating, managing, owning and maintaining the surface parking lot and the common areas of the Project); and (K) any other cost, expenditure fee or charge, whether or not hereinbefore described, which in accordance with general accepted property management practices would be considered an expenses of managing, operating, maintaining and repairing the Property.

Operating Costs shall not include (i) capital improvements (except as otherwise provided above); (ii) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (iii) interest and principal payments on loans or indebtedness secured by the Building; (iv) costs of improvements for Tenant or other tenants of the Building; (v) costs for which Lessor is reimbursed by other tenants of the Building other than through payment of tenants’ shares of increases in Operating Costs and Taxes; (vi) leasing commissions, attorneys’ fees and other expenses incurred in connection with leasing space in the Building or enforcing such leases; (vii) depreciation or amortization, other than as specifically enumerated in the definition of Operating Costs above; (vii) costs, fines or penalties incurred due to Lessor’s violation of Law; (viii) any costs or expenses associated with the second-level parking lot; and (viv) those exclusions set forth on Exhibit F attached hereto.

* Omitted pursuant to a request for confidential treatment.

(ii)           “Tax Costs” means all real estate taxes, levies, and charges due and payable, and installments of special assessments (including interest on deferred assessments) assessed, levied or imposed on, or allocated to, the Land and Building and all reasonable attorneys’ fees, consultants’ fees, witness fees, court costs and other expenses of Lessor in connection with any proceeding to contest these amounts.  Notwithstanding the aforementioned, the amount of special assessments attributable to assessments which are pending or levied as of the date of this Lease on a pro-rata basis for the Premises will not exceed the following numbers:

2003	$	“*”
2004	$	“*”
2005	$	“*”
2006	$	“*”
2007	$	“*”
2008	$	“*”
2009	$	“*”
2010	$	“*”
2011	$	“*”
2012	$	“*”
2013	$	“*”

The above-mentioned limits are based upon a Premises square footage of 32,742 at 11.30672008% Tenant’s Share, and the limits will be adjusted accordingly when the final Premises square footage is established.  If the square footage and limits are adjusted, the Parties will execute an amendment to this Lease to reflect the adjustment.  The above-listed special assessment costs attributable to the Premises Tax costs for Tenant will be 50% of the amount set forth above, and Lessor will be responsible for the remaining 50%.  Tax Costs shall specifically not include real estate taxes or other governmental charges on the second-story parking ramp located above the Premises.  2003 Tax Costs are estimated to be* per usable square foot.  Upon request, Lessor shall furnish Tenant with Lessor’s calculations of applicable Tax Costs for any year of the Lease Term for Tenant’s review.

(h)           “Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Oil Pollution Act of 1990 (P.L. 101-380), the Safe Drinking Water Act (42 U.S.C. § 300(f), et seq.), the Clear Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and OSHA as it relates to Hazardous

* Omitted pursuant to a request for confidential treatment.

Materials, as such laws have been and hereafter may be amended or supplemented, and any present or future Federal, state or local, statutes, rules, regulations, common law rule, ordinances, licenses, permits and interpretations and orders of regulatory and administrative bodies analogous or related to the above statutes or otherwise related to human health, safety or the environment.

(i)            “Exhibit” means an Exhibit attached to and thereby made a part of this Lease.

(j)            “Hazardous Substance” shall mean any pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental Law and any other toxic, reactive, or flammable chemicals, including any asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated biphenyls or any constituent of any such substance or waste, and specifically also including hydraulic fluids; provided, in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided, further, to the extent that the applicable laws of any state establish a meaning for “hazardous material,” “hazardous substance,” “hazardous waste,” “solid waste” or “toxic substance” which is broader than that specified in any federal Environmental Law, such broader meaning shall apply.

(k)           “Land” means Lot 2, Block 1, Spectrum Business Park, Dakota County, Minnesota.

(l)            “Lessor’s Work” means the responsibility of Lessor to deliver the space in accordance with Exhibits C and C-1, and according to the schedule set forth in Exhibit G.

(m)          “Lease” means this Lease, all Exhibits attached to this Lease, and all properly executed amendments, modifications and supplements to this Lease

(n)           “Lease Year” means a period of 12 consecutive months commencing on the first day of the first full month of the Term and each 12-month period thereafter during the Term.

(o)           “Leasehold Improvements” is defined in the Work Letter attached hereto as Exhibit C.

(p)           “Legal Requirements” shall mean all present and future Federal, State, local and City laws, statutes, regulations, ordinances (including Environmental Laws and laws relating to accessibility and, usability of premises by, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessor, to Tenant, to the leasing of the Premises by Lessor, to any of the Building, to any of the Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Premises or the Building by Lessor and Tenant.

(q)           “Monthly Rent” or “Base Rent” means the amount to be paid by Tenant in connection with its rental of the Premises in accordance with Section 6.

(r)            “Phase I” means that part of the Building denoted as such on attached Exhibit A.

(s)           “Phase II” means that part of the Building denoted as such on Attached Exhibit A.  The Premises are contained within Phase II.

(t)            “Phase III” means that portion of the Building denoted as such on Exhibit A which may, but need not, be constructed by Lessor.

(u)           “Premises” means that certain portion of the Building consisting of approximately 32,742 Usable Square Feet as shown on the drawing attached to this Lease as Exhibit B.  At Tenant’s option, the final area of the Premises may be adjusted upward up to 20% provided such adjustment is completed within thirty (30) days of the signing of this Lease. If the Premises is adjusted upward, the Parties will execute an amendment to this Lease and will revise Exhibit B to reflect the adjustment.  The Premises shall be adjacent to the existing portion of the Building currently being subleased by Tenant.

(i)            “Office Space” means that portion of the Premises, finished for office use and designated as such on Exhibit B, subject to adjustment as provided elsewhere herein.

(ii)           “Parking Space” means that portion of the Premises located on grade and the second-level parking deck as designated on Exhibit B.

(v)           “Section” means a section of this Lease.

(w)          “S.O.C.” means Tenant’s “Systems Operations Center.”

(x)            “Taking” means acquisition by a public authority having the power of eminent domain of all or part of the Land or Building by condemnation or conveyance in lieu of condemnation

(y)           “Tenant’s Share” means the percentage of the Premises obtained by dividing the Usable Square Feet in the Premises by the Usable Square Feet in the Building, which percentage on the date of this Lease is estimated to be based on the number of square feet stated in Section 1(b) above and in Exhibit A attached hereto.  Tenant’s Share will be modified should Phase III be added to the Premises.

(z)            “Tenant’s Work” means the responsibility of Tenant to improve the Premises as outlined in the Work Letter attached hereto as Exhibit C.

(aa)         “Term” means the period of ten (10) years and              zero months, plus any renewal terms, if exercised, beginning on the Commencement Date, subject to early termination or extension as provided elsewhere in this Lease.

(bb)         “Usable Square Feet of the Building” as of the date of this Lease means 191,463 square feet.

(cc)         “Usable Square Feet of the Premises” means all space within the demising walls (measured from the inside finish of the outside walls to the center of tenant division and common area walls) of the Office Space, but excluding all common areas including, but not limited to, the common electrical room, elevator, lobby and stairwell to the parking deck.  Upon completion of Tenant’s Work, Lessor shall calculate the area of the Premises after the demising walls are in place in accordance with ANSI/BOMA Standard 265.1-1996, upon which time Lessor shall formalize the final calculation of the area in a written notification to Tenant.  Unless contested by Tenant within thirty (30) days of such notice, the area calculation set out in the notice shall be presumed accurate and final.  The rentable/usable factor shall be zero.  In the event Tenant contests the area calculation submitted by Lessor, Lessor and Lessor’s architect shall meet with Tenant and Tenant’s architect to discuss and negotiate a final mutually agreeable area calculation.

(dd)         “Work Letter” means Exhibit C which is attached hereto.

2.             Enumeration of Exhibits

The Exhibits enumerated in this Section 2 and attached to this Lease are incorporated herein by this reference and are to be construed as a part of this Lease.  Each party agrees to perform any obligations on its part stated in any and all such Exhibits:

Exhibit A.	Site Plan of the Building
Exhibit B.	Site Plan of the Premises
Exhibit C.	Work Letter
Exhibit C-1	Spectrum Shell Specifications
Exhibit D.	Rules and Regulations
Exhibit E.	Sign Criteria
Exhibit F.	Exclusions From and Credits To Operating Expenses
Exhibit G.	Schedule for Delivery of Lessor’s Work

3.             Lessor’s Representations and Warranties.

As of the date upon which this Lease becomes effective, Lessor represents, warrants and covenants to Tenant, agreeing to defend, indemnify, and hold Tenant harmless from any claims, demands, liabilities, causes of action, suits, judgments, damages and reasonable expenses arising from Lessor’s breach, the following:

(a)           The Building and all quasi-public areas within the Building (including all toilets) will, at Lessor’s sole expense, as of the Occupancy Date, comply with ADA and other applicable laws, statutes, ordinances, rule or regulations relating to handicapped access.

(b)           Lessor has full right and lawful authority to enter into and perform Lessor’s obligations under this lease, that Lessor owns the Land and improvements thereon in fee simple, free and clear of all other contracts, leases, tenancy agreements, restrictions, violations, encumbrances or defects in title of any nature whatsoever that would restrict the use or enjoyment of Tenant of the Premises.  So long as no Event of Default shall have occurred and be continuing (subject to the expiration of any notice or cure period), Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action by the Lessor or anyone rightfully claiming by, through or under the Lessor (other than the Tenant) with respect to any matters arising from Lessor’s ownership of the Land and the Building.

4.             Premises.

Lessor leases the Premises to Tenant, and Tenant leases the Premises from Lessor, for the Term, under the terms and conditions of this Lease.

5.             Construction

(a)           Work Letter.  The parties shall pay for and perform their respective obligations as set out in the Work Letter (attached hereto as Exhibit C).  The Premises will be constructed for Tenant in accordance with Exhibit C.  All work will be designed, performed, completed and paid for as provided in Exhibit C.

(b)           Construction and Work Schedule.  Lessor and Tenant acknowledge and agree that due to Tenant’s schedule for occupying the Premises, the parties must adhere to the work schedule set forth in Exhibit G attached hereto (the “Work Schedule”) in order to allow the parties to timely complete their respective construction obligations.  Accordingly, Lessor shall deliver possession of the Premises to Tenant completed in accordance with the Work Letter (“Lessor’s Work”) and ready for the installation and completion of Tenant’s Work on or before the dates outlined on the Work Schedule.  If Lessor, at any time, and for any specific “milestone” date (each, a “Milestone Date”) as set forth on the Work Schedule, is late in delivering possession of the Premises in the condition required under, and with the portion of Lessor’s Work to be completed in accordance with, the Work Letter, by the Milestone Date set forth in the Work Schedule (a “Lessor Delay”), which Lessor Delay results in an actual delay in Tenant performing Tenant’s work, then Lessor shall be liable for any and all costs incurred by Tenant for storage of materials, escalation of work, the cost of remobilization of labor forces, overtime expenses, and other out-of-pocket expenses, which amount shall be limited to:  (i) Tenant’s actual costs relating to such delay, including without limitation, the costs set forth herein, or (ii) “*” per month, whichever is less.  Tenant expects that these costs will be minimal should Lessor experience delays prior to June 1, 2003 and, provided that the Lessor makes up for such delays by June 1, 2003, the costs of delays after June 1, 2003 will also be minimal.  Should, however the Lessor find itself in delay on or after June 1, 2003, the costs of such delay will escalate.  Lessor shall not be liable if any such delay is caused by Tenant, its employees, agents or contractors (including Tenant’s obligation to timely provide plans and specifications as set forth in the Work Letter) (a “Tenant Delay”).  In addition, in the event that any one or more Lessor Delays causes Tenant to be actually delayed, then, in addition to Lessor being liable for Tenant’s costs in connection with such delay as set forth in this Section, the Commencement Date and Tenant’s obligation to pay Rent will be delayed one day for each day of Lessor Delay.  Lessor and Tenant will fully cooperate, and will cause their respective employees, agents and contractors to fully cooperate, with each other in coordinating and completing their respective construction obligations, including without limitation, coordinating access to the Premises and the Building, storage of materials, scheduling work, and attendance at Tenant’s construction meetings.  During all such construction meetings, Lessor will timely notify Tenant of the existence of any Tenant Delay.

6.             Rent.

Monthly Rent shall be calculated by multiplying the Usable Square Feet of the Premises by the following annual rates and dividing by 12.

Year	Annual Rate Per Usable Square Foot of the Premises
1	“*”
2	“*”
3	“*”
4	“*”
5	“*”
6	“*”
7	“*”
8	“*”
9	“*”
10	“*”

Tenant will pay the Monthly Rent to Lessor at 1000 Blue Gentian Road, Eagan, MN 55121, or such other place as Lessor may designate, in advance on the first day of each month during the

* Omitted pursuant to a request for condfidential treatment.

Term without demand, deduction or setoff, except as specifically provided in Sections 7, 11, 17, 26 and 28 hereof. Monthly Rent will begin on the Commencement Date.  If the Term begins on a day other than the first day of a month, the Monthly Rent for that month will be prorated by multiplying the Monthly Rent by the number of days of that month included in the Term and dividing the product by the number of days in that month.

Any Monthly Rent or other amounts payable by Tenant to Lessor under this Lease which are not paid within 10 days after written notice from Lessor (which notice may be delivered by Lessor to Tenant via E-mail), will bear interest from the date due to the date paid at the rate of 18% per annum or the maximum rate of interest permitted by law, whichever is less, and the interest will be paid to Lessor on demand.  All amounts to be paid by Tenant to Lessor under this Lease will be deemed to be additional rent for purposes of payment and collection.  Lessor may from time to time, but no more than twice per calendar year, estimate in good faith Tenant’s Share of Costs for the current year and include such estimate in the monthly installments, and Tenant shall pay such estimated Tenant’s Share of Costs with the monthly installments.

Tenant shall not pay any Security Deposit.  In addition, Tenant shall in no event be responsible for the payment or reimbursement of any of the following:  (a) any costs of any nature incurred by Lessor in connection with obtaining any fee mortgage on the Land or the Building or any other indebtedness of Lessor, (b) any debt service payments of Lessor, (c) any costs of any nature incurred by Lessor in connection with the acquisition of the Land or in connection with any sale of the Land or any interest therein, including transfer or similar taxes and fees, (d) any taxes imposed or based on Lessor’s net income, revenue, receipts of any kind and profits, franchise, corporate and capital taxes imposed on it, withholding taxes payable with respect to payments to Lessor, estate, inheritance and succession taxes, and any tax imposed solely because of the nature of Lessor, or (e) any other items listed in Exhibit F hereto.

Tenant shall pay Tenant’s Share of Costs during any early occupancy period prior to the Commencement Date, but in no event shall Tenant be required to pay Monthly Rent during any early occupancy period.

7.       Cost Adjustment

The Monthly Rent specified in Section 6 of this Lease shall be net to Lessor in each year during the Term.  Accordingly, Tenant shall pay, in addition to Monthly Rent, Tenant’s Share, as defined in Section 1(y) above, of Tenant’s Costs, as defined in Section 1(g) above, which may arise or become due during the Term, and Tenant shall indemnify and hold Lessor harmless against such expenses and obligations.  Tenant shall pay with each monthly installment of Monthly Rent one-twelfth of the annual estimated Tenant’s Share of Costs.

Within sixty (60) days after the end of each calendar year during the term of this Lease or any renewal or extension thereof, Lessor shall determine the actual amount of Tenant’s Share of Costs, as defined in Section 1(g) above, payable in such calendar year and deliver a written certification of the amounts to Tenant (“Statement”). If Tenant has underpaid its share of Costs for such calendar year, Tenant shall pay the balance of the Tenant’s Share of Costs within thirty (30) days after the receipt of such statement. If Tenant has overpaid its Tenant’s Share of Costs for such calendar year, Lessor shall either (i) refund the excess, or (ii) credit the excess against the most current monthly installment if Tenant’s Share of Costs for the next following calendar year. A prorata adjustment of the Tenant’s Share of Costs shall be made for a fractional calendar year occurring during the term of this Lease or any renewal or extension thereof based upon the number of days of the term of the Lease during said calendar year as compared to three hundred sixty-five (365) days and all additional sums payable by Tenant or credits due Tenant as a result of the provisions of this Section shall be adjusted accordingly.  On an annual basis and not more than one time per year, Tenant shall have the right, at its own expense, and at a reasonable time, to audit Lessor’s books relevant to the Operating Expenses and additional rentals.  Lessor shall maintain full and complete books and records with respect to Operating Expenses at the Building.  If Tenant objects to the amounts set forth in any Statement, Tenant shall notify Lessor in writing within sixty (60) days after Tenant’s receipt of the Statement that Tenant desires to inspect and/or audit Lessor’s books and records.  If Tenant so notifies Lessor, Tenant shall be entitled to inspect and audit Lessor’s Statement of Operating Expenses and the underlying books and records, which audit or inspection shall be completed by Tenant within one hundred twenty (120) days after Tenant’s notice to Lessor regarding its objection to the Statement. If Tenant’s audit discloses that Tenant has overpaid its share of Operating Expenses in any calendar year, Lessor shall within thirty (30) days following the completion of the audit, reimburse Tenant for the amounts overpaid by Tenant.  In addition, if the audit discloses that Tenant has overpaid Operating Expenses by more than ten percent (10%), concurrently with such reimbursement, Lessor, at its option, shall (i) immediately reimburse to Tenant such overpayment or, (ii) allow Tenant to offset such overpayment as credit towards rent owed, together with any interest at the interest rate set forth in Section 6 hereof, from the date of Lessor’s statement through the date of reimbursement to Tenant.  In addition, Lessor shall pay $1,000.00 towards Tenant’s audit costs. If, however, within one hundred fifty (150) days after the receipt of such Statement (i) Tenant and Lessor still dispute the correctness thereof, specifying the particular respects in which the Statement is claimed to be incorrect, and (ii) if such dispute shall not have been settled by agreement, Lessor and Tenant shall submit the dispute to arbitration within one hundred eighty (180) days after receipt of the statement.  Pending the determination of such dispute by agreement or arbitration as aforesaid, Tenant shall, within thirty (30) days after receipt of such statement, pay Tenant’s share in accordance with Lessor’s statement and such payment shall be without prejudice to Tenant’s position.  If the dispute shall be determined in Tenant’s favor, Lessor shall forthwith pay Tenant the amount of Tenant’s overpayment of Tenant’s share resulting from compliance with Lessor’s Statement.

8.       Term.

The Term of this Lease will be ten (10) years and zero months (including any renewal terms, if so exercised), beginning on the Commencement Date, subject to early termination or extension as provided elsewhere in this Lease.

9.       Possession.

Lessor will deliver possession of the Premises completed with Lessor’s Work, to Tenant on or before the dates outlined in the Work Schedule (attached hereto as Exhibit G), for the purpose of allowing Tenant to complete Tenant’s Work.  Should Lessor delay in delivering possession of the Premises to Tenant in accordance with the Work Schedule, Lessor shall be liable to Tenant as set forth in Section 5 of this Lease.  If Tenant Improvements are completed earlier than the Commencement Date, Lessor shall permit Tenant to occupy the Premises for the purposes of doing business prior to the Commencement Date.  Upon Tenant’s occupancy of the Premises, Tenant shall be bound by all of the terms and conditions of this Lease, except for its obligation to pay Monthly Rent which shall not be payable until the Commencement Date as set forth herein.

If Tenant pays the Monthly Rent and other charges and performs all of Tenant’s obligations under this Lease, Lessor promises that Tenant may peaceably and quietly possess and enjoy the Premises under this Lease.

10.          Use.

Tenant may use the Premises 24 hours per day, 7 days a week, and 365 days per year, for any and all aspects of its business of operating an airline, its aircraft training business, office uses and classroom uses, and such other accessory uses and purposes as shall be consistent with or incidental thereto, including Tenant parking and shuttle transportation by Tenant or its agents of Tenant employees, or for any other lawful purpose.  Tenant will not commit or permit any act or omission which results in the violation of any law, governmental regulation, or insurance policy of Lessor, relating to the Building, or which will increase Lessor’s insurance rates on the Building.  Tenant will not permit any conduct or condition which may unduly disturb or endanger other occupants of the Building.

11.         Care of Premises.

Tenant will, at all times during the Term and any renewals and extensions, at its sole expense, keep and maintain the Premises in a clean, safe, sanitary, and good condition, ordinary wear and tear excepted, and in compliance with all applicable laws, codes, ordinances, rules, and regulations.  Tenant’s obligations will include but not be limited to the maintenance and repair, if necessary, of heating, air conditioning and ventilating fixtures, equipment and systems, all lighting and plumbing fixtures, all interior walls, partitions and doors within the Premises.

If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease thirty (30) days after written notice has been given to Tenant by Lessor, Lessor may make such repairs without liability to Tenant.  Tenant will pay to Lessor all reasonable costs, including reasonable administrative costs, incurred by Lessor in making such repairs upon presentation to Tenant of bill for the repairs.  However, should Lessor initiate such repairs, Lessor will perform such repairs diligently, professionally, promptly and in good faith so as to minimize and limit any delay or interruption of Tenant’s business activities, and to avoid loss or damage to Tenant’s merchandise, fixtures or other property.

Lessor will at all times during the Term and any renewals and extensions, at its sole expense, repair, maintain, replace or improve the structural portions of the Building and Land and access areas, including the walls, foundation, roof, elevators, stairways, plate glass, windows, driveways, parking ramps and sidewalks (other than those specifically required to be made by Tenant in the Premises) necessary to maintain the Building and land and access areas in a safe and tenantable condition, and in compliance with all applicable Federal, State and City laws, codes, ordinances, rules and regulations.  However, where structural repairs are required to be made by reason of the acts of Tenant, the costs will be reimbursed by Tenant and payable by Tenant to Lessor upon thirty (30) days notice by Lessor.  Lessor shall keep and maintain all portions of the Building, common areas (including all Building systems servicing those areas) and the sidewalk and areas adjoining the same in clean, safe and orderly condition, free of accumulation of dirt, rubbish, snow, and ice.

In the event that Lessor fails to make repairs or alterations which Lessor is obligated to make pursuant to the terms and conditions of this Lease, and such failure affects the essential services necessary to operate Tenant’s business (including, without limitation, Tenant’s S.O.C.), then Tenant shall have the right, upon 48 hours’ notice to Lessor, to make any required repairs or perform any required maintenance, at Lessor’s expense; provided, however, that if Lessor, within the foregoing 48-hour period, is diligently, appropriately and effectively effecting such repairs, Tenant shall not be entitled to make any required repairs.  In the event that Lessor fails to make repairs or alterations which Lessor is obligated to make pursuant to the terms and conditions of this Lease, and such failure affects the non-essential elements of Tenant’s business, then Tenant shall have the right, upon thirty (30) days’ notice to Lessor, to make any required repairs or perform any required maintenance, at Lessor’s expense; provided, however, that if Lessor, within the foregoing 30-day period, is diligently, appropriately and effectively effecting such required repairs or maintenance, Tenant shall not be entitled to make such required repairs or perform such required maintenance.  In the event Lessor fails to reimburse Tenant for such expenditures within ten (10) days after request therefor by Tenant accompanied by evidence detailing such expenditures, Tenant shall have the right to set-off any such amounts expended in connection therewith, together with interest thereon at the interest rate set forth in Section 6 hereof (18% per annum or the maximum rate of interest permitted by law), against any rent, additional rent or other charges due under this Lease.

Tenant, at its own cost and expense, will enter into a regularly scheduled preventive maintenance and service contract with a maintenance contractor approved by Lessor for servicing all hot water, heating and air conditioning systems and equipment within the Premises.  The service contract must include all services suggested by the equipment manufacturer in its operations and maintenance manual and must become effective within 30 days of the date Tenant takes possession of the Premises.

12.           Building Rules.

Rules and Regulations for the Premises and the Building in effect on the date of this Lease are attached as Exhibit D.  Lessor will have the right to adopt different or additional reasonable rules and regulations, and to rescind or amend the attached rules and regulations, from time to time.  Lessor shall at all times provide Tenant with advance written notice of any different, additional, rescinded or amended rules and regulations.  Lessor agrees that its rules and regulations will be applied in a non-discriminatory manner, consistent with all other tenants in Lessor’s Building.  Tenant will abide by the rules and regulations then in force and will cause Tenant’s employees to observe and comply with them.  No rule change will inhibit Tenant’s right to access and operate in the Premises 24 hours per day, 7 days per week, and 365 days per year at any time during the Term.

13.           Compliance with Laws.

Lessor and Tenant will at all times promptly comply with all Legal Requirements pertaining to the Premises (for Tenant) and the Building (for Lessor), and each will bear its own expenses in doing so.  Tenant will pay any taxes or other charges by any governmental authority on Tenant’s property or trade fixtures in the Premises or relating to Tenant’s use of the Premises.  Lessor will pay any taxes or other charges by any governmental authority on Lessor’s property or trade fixtures in the Building (outside of the Premises) or relating to Lessor’s leasing of the Premises.

The Premises shall not be used in any manner which under any requirement of law or of any public authority would require Lessor to make any addition or alteration to or in the Building.  After the construction of any initial building by Lessor in the Premises, Tenant will be responsible for compliance with the Americans with Disabilities Act of 1990 as it applies to the Premises.  The Premises shall not be used in any manner which will increase the rates required to be paid for public liability or for all risk insurance covering the Building.  Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees, and visitors in such a way as is lawful and reputable and will not permit or create any nuisance, noise, odor, or otherwise interfere with, annoy, or disturb any other Tenant in the Building in its normal business operations or Lessor in its management of the Building.  Outside storage on the Land of any type of equipment, property, or materials owned or used by Tenant or its customers and suppliers is not permitted, except for parking of vehicles in spaces intended for parking, and except for the rooftop Satellite Dish as allowed by Lessor pursuant to Section 15(b) herein.

Upon Tenant’s occupancy on the Certificate of Occupancy Date, and during all times during the Term and any renewals and extensions thereof, Lessor shall be responsible for maintaining the Building and all quasi-public areas within the Building (including all toilets) in compliance with the Americans with Disabilities Act of 1990 and other applicable laws, statutes, ordinances, rule or regulations relating to handicapped access.  Lessor shall not manage or utilize the Building, or allow the Building to be utilized, in any manner which will increase the rates required to be paid by Tenant for public liability or for all risk insurance covering the Premises; provided, however, that in no event shall the foregoing limit or restrict Lessor’s ability to lease Building space, however if such leasing or management of the building results in increased insurance costs to Tenant, Lessor shall pay or be responsible for Tenant’s increased insurance cost overages as reasonably incurred by Tenant.  Lessor shall maintain the Building in compliance with applicable laws, statutes, ordinances, rule or regulations, and conduct its business and control its agents, employees, invitees, and visitors in such a way as is lawful and reputable and will not permit or create any nuisance, noise, odor, or otherwise interfere with, annoy, or disturb Tenant and its business operations, or any other tenant in the Building.

14.           Hazardous Substances and Environmental Matters.

a.     Lessor Generally

As of the date upon which this Lease becomes effective, Lessor represents, warrants and covenants to Tenant, the following:

(i)            To the best of Lessor’s actual knowledge, with no duty of further independent investigation, the Land does not contain, and there is not located on or about the Land, any Hazardous Materials.  No part of the Land is currently used, or has previously been used, for the use, storage, treatment, production, manufacture, generation, transportation, release or disposal of Hazardous Materials. Lessor has not received any complaint, order, summons, citation, notice of violation, directive, letter or other communication from any governmental authority or other person with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Land, or any portion thereof.  Lessor has complied since its ownership of the Land with all Environmental Laws affecting the Land, including notification requirements relating to the release of Hazardous Materials.

(ii)           To the best of Lessor’s actual knowledge, with no duty of further independent investigation, there are no written claims pending or threatened, and Lessor knows of no basis for any such claim, against Lessor, or the Land, or any portion thereof, by any governmental authority or other Person relating to any Hazardous Material or pursuant to any Environmental Law, whether for enforcement, clean-up, removal, remediation, assertion of liability, cost recovery, compensation, contribution, recovery of damages, injunction or other equitable relief or otherwise.

(iii)          To the best of Lessor’s actual knowledge, with no duty of further independent investigation, Lessor has not knowingly undertaken, permitted, authorized or suffered the presence, or suspected presence, use, manufacture, handling, generation, storage, treatment, discharge, release, burial or disposal on, under or about the Land of any Hazardous Material, except in compliance with Environmental Laws, or the transportation to or from the Land, of any Hazardous Material in violation of any Environmental Laws.

(iv)          Lessor will retain the obligation to keep the Building free of Hazardous Substances.  Lessor agrees that (a) no activity will be conducted in or around the Building that will produce any Hazardous Substance, except for activities which are part of the ordinary course of Lessor’s business or that of its Tenants (the “Permitted Activities”), provided the Permitted Activities are conducted in accordance with all Environmental Laws; (b) the Building and building grounds will not be used for storage of any Hazardous Substances, except for temporary storage of materials used in the Permitted Activities (the “Permitted Materials”), provided the

Permitted Materials are properly stored in a manner and location meeting all Environmental Laws; (c) no portion of the Building or Land will be used by Lessor as a landfill or a dump; (d) Lessor will not permit any Hazardous Substances to be brought onto the Building or Land, except for Permitted Materials, and if so brought or found, Lessor will immediately remove them, with proper disposal, and will undertake all required cleanup procedures under the Environmental Laws.

(v)           Except as to any matter caused by Tenant’s actions or failure to act, if, at any time during the Term of this Lease: 1.) the Building and Land are found to contain the presence of Hazardous Substances; or 2.) the Building and Land are found to be contaminated or subject to Conditions prohibited in this Lease, as a direct or indirect result of any preexisting condition prior to the occupancy of the Premises by Tenant; or 3.) Lessor breaches the above listed Hazardous Substance and environmental representations and warranties as set forth in this Section; or 4.) there is any condition or violation of Environmental Laws by Lessor during the Lease Term or as a direct or indirect result of any condition or violation taking place after the termination of the Lease Term or Tenant’s occupancy of the property, Lessor shall indemnify and hold Tenant harmless from and against any and all actions, damages, penalties, fines, claims, demands, liens, suits, liabilities, costs (including cleaning-up costs), judgments and expenses (including, but not limited to, attorneys’, consultants’ and experts’ fees and expenses) and obligations of any kind and nature suffered by or asserted against Tenant arising therefrom, which indemnification shall survive the termination or expiration of this Lease.

b.             Tenant Generally

Tenant agrees that (a) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for activities which are part of the ordinary course of Tenant’s business (the “Permitted Activities”), provided the Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Lessor; (b) the Premises will not be used for storage of any Hazardous Substances, except for temporary storage of materials used in the Permitted Activities (the “Permitted Materials”), provided the Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Lessor; (c) no portion of the Premises or Land will be used by Tenant as a landfill or a dump; (d) Tenant will not install any underground tanks of any type; (e) Tenant will not cause any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (f) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for Permitted Materials, and if so brought or found, Tenant will immediately remove them, with proper disposal, and will undertake all required cleanup procedures under the Environmental Laws.  If, at any time during or after the

Term of this Lease, the Premises are found to be contaminated due to Tenant’s activity during the Term of this Lease, or if, during the Term of this Lease, Tenant causes Conditions prohibited in this Section 14(b), Tenant will indemnify and hold Lessor harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant.  The foregoing indemnification will survive the termination or expiration of this Lease.

15.           Specific Tenant Installations Outside the Premises.

a.             Sign Installation.

Tenant will have the right to install, at its sole cost and expense, exterior and/or interior building signage subject to Lessor’s and the City of Eagan’s approval, which will not be unreasonably withheld or delayed.  Tenant’s signage shall conform to applicable and reasonable Building Standard Signage as set out in Exhibit E or as otherwise approved in advance by Lessor.

b.             Satellite Dish and Radio Antenna Installation.

(i)      Satellite Dishes:  During the Term of this Lease, Tenant, at its sole cost and expense, shall have the right to install one or more Satellite Dishes of no more than 12 feet in diameter, weighing no more than 4,000 pounds.  Lessor understands and agrees that the Satellite Dishes are absolutely necessary and essential to Tenant’s operations, and that Tenant requires specific directional and operational specifications for its Satellite Dishes.  Tenant understands and agrees that Lessor, while agreeing to accommodate Tenant’s Satellite Dish requirements, wishes to preserve the aesthetics of the Building.  Accordingly, Tenant will, assuming such location will allow the Satellite Dishes to operate properly, locate any Satellite Dishes in the following order of priority:

1.)    In the area behind the Premises on top of the Pan Am hydraulic rooms;

2.)    In the area behind the Premises in an area reasonably designated by Lessor; or

3.)    On the rear portion of the roof of the Building in an area reasonably designated by Lessor.

Lessor’s approval and designation of Satellite installation locations shall not be unreasonably withheld or delayed.  Installation of such Satellite Dishes shall be subject to approval by the City of Eagan and compliance with City codes and requirements.  In addition, should such Satellite Dishes be installed on the Building rooftop, Tenant agrees to use Lessor’s structural engineer and Lessor’s roof manufacturer to ensure that any alteration to the roof will be in compliance with the rooftop warranty issued to Lessor by the roof manufacturer.  Upon Commencement of this Lease and during the Term of this Lease, Tenant shall have the right to install up to two (2) Satellite Dishes at no additional rent to Lessor for such Satellite Dishes, no matter if the Satellite Dishes are installed upon the roof of the Building or upon any other portion of the Building, including the walls, ground or parking areas.   Beyond the initial two (2) Satellite Dishes, Tenant, at its sole cost and expense, shall have the ongoing right to add additional Satellite Dishes as essential for its operations at a location approved by Lessor, which approval shall not be unreasonably withheld or delayed, in accordance with the order of location priority set forth above and subject to City approval and codes.  In the event Tenant must add additional Satellite Dishes in excess of the initial two (2) rent-free Satellite Dishes, and if such additional Satellite Dishes are installed on or around the Building ground area at a location that results in the loss of available parking stalls, then Tenant shall pay Lessor for the number of parking stalls utilized for placement of the Satellite Dishes at a rental amount equal to eighty percent (80%) of the then prevailing rate for parking stalls on the second level of the Building.  This rental payment requirement shall not apply if such additional Satellite Dishes can be reasonably installed at any location that does not remove parking space(s).  For any Satellite Dishes installed on the Building rooftop during the Term of this Lease, Tenant will at all times have, upon reasonable notice to Lessor (except no notice is required in the case of an emergency circumstance), ongoing access to the rooftop to allow for access, repair and adjustment to the rooftop Satellite Dishes.  For any Satellite Dishes installed during the Term of this Lease on Building locations other than the Building rooftop, Tenant will at all times have an ongoing right, without notice to Lessor, to access the Satellite Dishes for necessary repair and adjustment.

(ii) Radio Antennas:  Upon Commencement and during the Term of this Lease, Tenant, shall have the right to utilize the four (4) Radio Antenna currently utilized by Tenant and located on the adjacent Pan Am facility, and Tenant, at its sole cost and expense, shall have the right to install six (6) Radio Antennas, which shall be no more than 10 feet high, upon the rear portion of the roof of the Building at a location approved by Lessor, keeping in mind the aesthetics of the Building, which approval shall not be unreasonably withheld or delayed.  Tenant shall pay no additional rent to Lessor for such Radio Antennas.  Installation of such Radio Antennas shall be subject to approval by the City of Eagan and compliance with City codes and requirements.  Lessor understands and agrees that the Antennae are absolutely necessary and essential to Tenant’s operations, and that Tenant requires specific placement specifications for its Radio Antennas, specifically such antennae need to be on the rooftop, free from any other structures that may block or interfere with Antennae signals.  During the Term of this Lease, upon reasonable notice to Lessor (except no notice is required in the case of an emergency circumstance), Tenant will at all times have ongoing access to the roof to allow for necessary access, repair and adjustment to the Radio Antennas.  In the event of repair or installation of the Radio Antennas, Tenant agrees to use Lessor’s structural engineer, or a structural engineer approved by the roof manufacturer to ensure that any alteration to the roof will be in compliance with the rooftop warranty issued to Lessor by the roof manufacturer.   Tenant, at its sole cost and expense, shall have the ongoing right to add additional Antennas as essential for its operations upon the rear portion of the roof of the Building at a location approved by Lessor, keeping in mind the aesthetics of the Building, which approval shall not be unreasonably withheld or delayed.  Tenant shall pay to Lessor as additional rent hereunder the sum of $100.00 per month for each Radio Antenna installed in excess of the six (6) Antennae that are allowed to be installed as described herein.

c.             Concrete Patio.

Tenant shall have the right to construct at its sole cost and expense a concrete patio adjacent to the exterior to the Premises for exclusive use by Tenant’s employees of a square footage of no more than 800 square feet at a location contiguous to Tenant’s Premises and in the rear of the Building.  Installation of such patio shall be subject to approval by the City of Eagan and compliance with City code and requirements.  Tenant shall pay no additional rent for such patio.

d.             On-Site Equipment.

During the Term and renewal Terms of this Lease, Tenant shall have the right to install electrical, HVAC, computer servers, and other operating equipment essential, as of the date of this Lease, for its entire operations (the “On-Site Equipment”), including but not limited to S.O.C. and data center functions, at a location adjacent to the rear of the Premises and, except as required by Code, no more than fifteen (15) feet from the rear of the Premises, (outside the Premises) of no more than 3,000 square feet.  Such On-site Equipment installation shall be at Tenant’s sole cost and expense, at a location approved by Lessor, which approval shall not be unreasonably withheld or delayed.  The area encompassed by On-Site Equipment as initially installed as of the Commencement Date, even if less than the 3,000 square feet allowed hereunder, is herein defined to be the “Initial On-Site Installation.”  In addition, such installation of such equipment shall be subject to approval by the City of Eagan and in compliance with City Codes and requirements.  During the Term of this Lease, Tenant will at all times have, upon reasonable notice to Lessor (except no notice is required in the case of an emergency circumstance), ongoing and open access to On-Site Equipment to allow for access, adjustment or repair of such equipment.  Tenant shall pay no additional rent for such usage.  Tenant shall have the ongoing right to add equipment as essential for its operations with approval by Lessor, which approval shall not be unreasonably withheld or delayed.  In the event Tenant must add additional On-Site Equipment in excess of the Initial On-Site Installation and if such additional On-Site Equipment needs to be installed on or around the Building ground area at a location that results in the loss of available parking stalls, then Tenant shall pay Lessor for the number of parking stalls utilized for placement of the additional On-Site Equipment at a rental amount equal to eighty percent

(80%) of the then prevailing rate for parking stalls on the second level of the Building.  This rental payment requirement shall not apply if such additional On-Site Equipment can be reasonably installed at any Building location that does not remove parking space(s).

16.           Alterations.

After completion of the Building and the Premises, Lessor will have no obligation to do any redecorating or remodeling or to make any repairs or alterations, except to the extent of Lessor’s obligations pursuant to Sections 11 and 13 herein and its obligation to maintain all common areas and the Building.

Tenant will not make any alterations, additions or improvements in or to the Premises without first obtaining the written consent of Lessor, which will not be unreasonably withheld or delayed; provided, however, that the consent of Lessor shall not be required for any non-structural improvements that are less than $100,000.00.  Tenant will secure Lessor’s prior written approval of any contractor or subcontractor who is to perform work on the Premises at Tenant’s request.  All alterations by Tenant will be constructed with new materials, in a good and workmanlike manner, and in compliance with the plans and specifications approved by Lessor, which will not be unreasonably withheld or delayed, and all applicable laws, ordinances, rules, orders, regulations, or other requirements of governmental authorities.  Lessor shall oversee all work.  Tenant will pay for any labor, services, materials, supplies or equipment furnished or alleged to have been furnished by Tenant in or about the Premises, and Tenant, within ten (10) days of being notified by Lessor of the filing of any mechanic’s, materialmen’s or other lien against the Premises resulting from Tenant’s failure to make such payment, will pay and discharge such mechanic’s, materialmen’s or other lien against the Premises resulting from Tenant’s failure to make such payment, or will contest the lien and deposit with Lessor’s Title Company cash equal to 150% of the amount of the lien.  If, after a 12 month period the contested lien is not resolved, Lessor may access the deposited sum submitted by Tenant to pay for and/or resolve the lien.  If the lien is reduced to final judgment, Tenant will discharge the judgment and Lessor will return the cash deposited by Tenant.  Lessor may post notices of nonresponsibility on the Premises as provided by law.

All alterations, additions and improvements to the Premises made at Lessor’s or Tenant’s expense, except movable office furniture and Tenant’s movable trade fixtures and equipment, will become the property of Lessor upon installation and will be surrendered with the Premises upon termination of this Lease unless Lessor elects otherwise in writing.  Tenant will not be required to remove any improvements that are attached to the Building that are part of the original Tenant’s work or any subsequent alterations approved by Lessor.

17.           Utilities and Service.

Lessor will provide mains and conduits to supply water, gas, electricity and (if there is a sink or drain within the Premises) sanitary sewer services to the Premises in accordance with building standard specifications set out in the Work Letter.  Tenant will pay all charges for sewer usage, garbage disposal, and janitorial services for the Premises, refuse removal, water, electricity, gas, heating, air conditioning and ventilation costs, telephone, and any other utility services furnished to the Premises during the Term which are not a part of the Operating Costs.  If any of such services are furnished by Lessor, the cost of all such services furnished by Lessor will be a part of the Operating Costs.  Lessor will not be liable for any loss or damage resulting from any temporary interruption of these services due to repairs, alterations or improvements, or any variation, interruption or failure of these services due to governmental controls, unavailability of energy, or any other cause beyond Lessors control, unless such unavailability is caused by the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents or contractors.  No such interruption or failure of these services will be deemed as an eviction of Tenant or will relieve Tenant from any of its obligations under this Lease, however Tenant will have the right to rent payment abatement or set-off due to such interruption, failure or unavailability caused by the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents or contractors from the date of such interruption through the date such service is restored.

18.           Parking.

Tenant shall have the right, during the Term, and at no additional cost during the Term, to the unrestricted use of a minimum of 150 unreserved open-air grade parking stalls in the surface lots behind and in front of the Building, closest to the Premises.  Tenant will also have the use of twelve (12) parking stalls in the designated parking ramp above the Premises on the second level of the Building 24 hours per day, free of charge throughout the Term of the Lease. Tenant agrees that pilots, flight crew or other airport personnel who are employed by Tenant will not park on the Premises while they are working at the airport or are in-flight, however Tenant’s employees who are permanently officed at the Premises, including but not limited to Tenant’s corporate executive officers, senior management, and management employees, shall be allowed to park on the Premises when temporarily working off-site.  Tenant agrees not to store vehicles used for flight operations at the Premises.  If Tenant increases the Usable Square Footage of the Premises pursuant to Section 36 hereof, Tenant shall be entitled to utilize additional open-air parking spaces on a proportionate basis.

19.           Entry by Lessor.

Lessor and its agents and contractors and mortgagees will have the right to enter the Premises at reasonable times for inspecting, cleaning, repairing, or exhibiting the Premises, but Lessor shall only enter the Premises upon 24 hour notice to Tenant, unless such entrance to the Premises is due to an emergency situation.

20.           Subordination.

Lessor represents that, except for the mortgage in favor of Bank of America, there are no other mortgages on the Building as of the date hereof. At the request of any mortgagee or ground lessor, this Lease will be subject and subordinate to any mortgage or ground lease which may now or hereafter encumber the Building, and Tenant will execute, acknowledge and deliver to Lessor any document reasonably requested by Lessor to evidence the subordination.  Such subordination is on the condition that Tenant’s right of possession of the Premises as provided in this Lease will not be disturbed by the mortgagee or ground lessor so long as Tenant is not in default (subject to the expiration of any applicable notice or cure period) under this Lease.  If the interest of Lessor is transferred to any party by reason of foreclosure of a mortgage or cancellation of a ground lease, or by delivery of a deed in lieu of foreclosure or cancellation, Tenant will immediately and automatically attorn to such party.  Tenant agrees that upon notification by Lessor or any mortgagee or ground lessor of the election of a mortgagee or ground lessor to subordinate its interest in the Premises to this Lease, this Lease will become prior to the mortgage or ground lease.  Lessor shall utilize its best efforts to deliver to Tenant a subordination agreement from the existing mortgagee within thirty (30) days following execution of this Lease by both parties hereto, which subordination agreement shall contain the non-disturbance provisions required under this Section.

21.           Estoppel Certificates/Memo of Lease.

Within twenty (20) days after written request from Lessor, Tenant will execute, acknowledge and deliver to Lessor a document furnished by Lessor, which document may be relied upon by Lessor and any prospective purchaser or mortgagee of the Building, stating (a) that this Lease is unmodified and is in full force and effect (or if modified, that the Lease is in full force and effect as modified and stating the modifications), (b) the dates to which rent and other charges have been paid, (c) the current Monthly Rent, (d) the dates on which the Term begins and ends, (e) that Tenant has accepted the Premises, (f) the Lessor is not, to the best of Tenant’s knowledge, in default under this Lease, or, if Lessor is in default, specifying any such default, and (g) including such other information relating to this Lease.  In the event that Tenant fails to furnish such document within said twenty (20) days, the Lessor shall be deemed authorized by this Lease to execute such document in good faith on Tenant’s behalf and in Tenant’s name and stead, and this Lease shall constitute an irrevocable power of attorney in favor of Lessor for that limited purpose.

Tenant and Lessor shall execute, deliver and record, file or register from time to time all such instruments as may be required by any present or future law in order to evidence the respective interests of Lessor and Tenant in any of the Premises, and shall cause, at Tenant’s request and sole expense, a memorandum of this Lease, and any supplement hereto or to such other instrument, if any, as may be appropriate, to be recorded, filed or registered and re-recorded, refiled or re-registered in such manner and in such places as may be required by any present or future law in order to publish notice and protect the validity or priority of this Lease.  If a memorandum of this Lease cannot be recorded, filed or registered, this Lease shall be recorded, filed or registered at Tenant’s sole expense.

22.           Waiver of Claims and Assumption of Risks.

Lessor and Tenant release each other from any liability for loss or damage by fire or other casualty coverable by a standard form of “all risk” insurance policy, whether or not the loss of damage resulted from the negligence of the other, its agents or employees.  Each party will use reasonable efforts to obtain policies of insurance which provide that this release will not adversely affect the rights of the insured under the policies.  The releases in this Section will be effective whether or not the loss was actually covered by insurance.  Tenant assumes all risk of loss or damage of Tenant’s property within the Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause, unless such loss or damage is caused by the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents or contractors.  Lessor will not be liable to Tenant, or its employees, for loss of or damage to any property in the Premises, unless such loss or damage is caused by the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents or contractors.  Tenant shall not release Lessor from any liability for loss or damage as a result of any breach of Lessor’s representations and warranties as set forth in Sections 3 and 14 herein.

23.           Indemnification.

Tenant will indemnify Lessor and its agents and employees against all claims, demands and actions, and all related costs and expenses (including reasonable attorneys’ fees) for injury, death, disability or illness of any person, or damage to property, occurring in the Premises or arising out of Tenant’s use of the Premises, except to the extent caused by the willful misconduct or negligence of Lessor or someone acting on its behalf.  Lessor will indemnify Tenant and its agents and employees against all claims, demands and actions, and all related costs and expenses (including reasonable attorneys’ fees) for injury, death, disability or illness of any person, or damage to property, occurring in the Building as defined herein (not including the Premises) or arising out of Lessor’s use or maintenance of the Building (not including the Premises), except to the extent caused by the willful misconduct or negligence of Tenant or someone acting on its behalf.  Lessor will further indemnify Tenant and its agents and employees for any claims, demands and actions and all related costs and expenses (including reasonable attorney’s fees) relating to any breach of Lessor’s representations and warranties as set forth in the Lease.

24.           Insurance.

Beginning on the Commencement Date (or upon occupancy of the Premises, if earlier), Tenant will keep public liability insurance in force at its expense by an insurer and policy acceptable to Lessor in its reasonable opinion.  The policy will name Lessor and its mortgagee as additional insured, for limits of at least $3,000,000 combined single limit for bodily injuries or death, and for property damage.  Tenant will carry fire and “all risk” coverage insurance for Tenant’s property and the Premises.  Prior to Tenant’s occupancy of the Premises, Tenant will deliver to Lessor the liability and casualty policies or certificates by the insurer showing this coverage to be in effect with premiums paid.  The insurance will provide that Lessor will be notified in writing 30 days prior to cancellation of, change in (so as to result in noncompliance with the insurance requirements hereunder), or failure to renew, the insurance.

Throughout the period during which Lessor is performing work under the terms of the Work Letter, Lessor shall carry or cause to be carried for the benefit of Lessor and Tenant such insurance as is customarily carried by prudent builders of improvements similar to the Lessor’s work in similar locations.  Lessor shall pay the premiums for the insurance policies required by this subparagraph as the same become due and payable. Lessor shall deliver to Tenant, within fifteen (15) days of commencing the work pursuant to the terms of the Work Letter, a certificate of Lessor or Lessor’s insurance agent setting forth the particulars as to all such insurance policies, that all premiums due thereon have been paid and that the same are in full force and effect.  Not later than fifteen (15) days prior to the expiration date of each of the insurance policies required hereby, Lessor shall deliver to Tenant a certified copy of a renewal policy or policies marked “premium paid” or accompanied by other evidence of payment of premium satisfactory to Tenant.

In addition, Lessor shall, at its cost and expense, cause the following insurance coverage to be provided and kept in force without lapse at any time and for any reason during the Term of this Lease:

(i)    All Risk Insurance coverage policies covering the Premises and Building against loss or damage by lightning, water leakage, fire, windstorm, explosion, theft, or act of any other tenant, in an amount equal to 100% of the full replacement value thereof (excluding foundations and excavation costs), which names Tenant as an additional insured and Loss Payee and which includes an endorsement waiving the right of subrogation. Notwithstanding anything contained in this Lease to the contrary, regardless of whether or not Lessor causes the required insurance covering losses for such causes to be provided and kept in force and regardless of whether or not Tenant, its agents, employees, contractors or others under the control of Tenant cause such damages, Lessor shall be responsible for repairing all damages to the Premises and Building (excluding Tenant’s property as outlined in Section 22 herein) caused by lightning, water leakage, fire, windstorm, explosion, theft, act of any other tenant and such risks as are customarily included in “Special Form” or All Risk coverage endorsements to policies covering property similar to the Premises and Building.

(ii)   Commercial General Liability/Public Liability coverage on an “Occurrence Form” basis with limits of at least $3,000,000 Each Occurrence, and $3,000,000 General Aggregate for all claims arising out of Bodily Injury and Personal Injury, and Property Damage Liability.

(iii)   Workers Compensation and Employer’s Liability coverage covering all employees, contractors and subcontractors of Lessor, as applicable, working in the State of Minnesota under the statutory provisions of the Minnesota Workers Compensation Act.

Each insurance policy to be carried under this subparagraph shall contain a provision whereby the insurer (i) agrees that such policy shall not be canceled or modified, and shall not fail to be renewed, without at least thirty (30)  days’ prior written notice to Tenant, (ii) waives any right to claim any premiums and commissions against Tenant, (iii) provides that Tenant is permitted to make payments to effect the confirmation of such policy upon notice of cancellation due to nonpayment of premiums, and (iv) waives all rights of subrogation against Tenant.  In the event any insurance policy shall contain breach of warranty provisions, such policy shall provide that with respect to the interests of Tenant, such insurance policy shall not be invalidated by and shall insure Tenant regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, or (B) any change in title to or ownership of the Leased Premises.

In no event, however, shall Lessor be required to insure the flight simulators or other trade fixtures and equipment installed or kept in the Premises by Tenant, regardless of whether the same are owned by Tenant or a third party.

All insurance policies shall be issued by an insurer admitted to do, and lawfully doing, business in the State of Minnesota with an A.M. Best rating of A- or better.

25.           Assignment and Subletting.

Tenant will have the continuing right to assign this Lease or sublet all or part of the Premises at any time with Lessor’s prior written consent, which consent shall not be unreasonably withheld or delayed.  If Tenant receives a bona fide offer for an assignment of Tenant’s interest under this Lease or to sublease all or part of the Premises, and Tenant wishes to accept the offer, Tenant may request Lessor’s consent in writing, enclosing a copy of the offer.  Other than as specifically set forth herein, Tenant will not compensate Lessor for allowing the assignment or sublease.  In the case of a proposed assignment or sublease of all of the Premises, Lessor may terminate this Lease, conditioned on execution of a new lease between Lessor and the party making the offer on the same terms as the offer to Tenant.  In the case of a proposed sublease for less than all of the Premises, Lessor may amend this Lease to exclude the portion of the Premises to be subleased, either conditioned on execution of a new lease between Lessor and the party making the offer on the same terms as in the offer to Tenant.

Lessor shall have the right to receive any profit made in such assignment or subletting.  As used herein the term “profit” shall mean any increased rent payable by such assignee or subtenant above the Monthly Rent but less all transaction costs of the assignment or sublease incurred by Tenant, including but not limited to, tenant improvements or other costs of construction paid by Tenant, as well as any brokerage commissions incurred by Tenant.

The provisions of this Section will be binding on Tenant and any assignee or subtenant of Tenant and will apply to all portions of the Premises remaining subject to this Lease and to each request by Tenant, or its assignee or subtenant, for Lessor’s consent to a further or subsequent assignment or subletting.

If Lessor consents to one or more assignments or subleases, Tenant will still remain liable for all obligations of the Tenant under this Lease, unless Lessor releases Tenant and terminates this Lease pursuant to a proposed assignment or sublease of all the Premises conditioned on execution of a new lease between Lessor and the party making the offer on the same terms as the offer to Tenant.

Lessor’s interest in this Lease will be freely assignable and the obligations of the Lessor arising or accruing under this Lease after an assignment will be enforceable only against the assignee.

26.           Damage or Destruction.

a. Casualty.

If the Premises or Building is damaged by Casualty, the damage (excluding damage to Building paid for by Tenant or trade fixtures, equipment or personal property of Tenant) will be promptly repaired by Lessor at its expense to a condition as near as reasonably possible to the condition prior to the Casualty.

b. Major Casualty.

If more than 25% of the total Square Feet in the Building is rendered untenantable and directly affects Tenant’s business operations and/or use of the Premises, or if more than 25% of the total Square Feet in the Premises is rendered untenantable or unusable for Tenant’s intended purposes, such damage or casualty shall be considered to be a “Major Casualty.”  Within thirty (30) days of the date of the Major Casualty, Lessor shall provide Tenant its good-faith written estimate for the time necessary to restore the Premises.   If the repairs cannot be completed within two hundred forty (240) days after the date of the Major Casualty, either party may terminate this Lease by giving written notice to the other party within ten (10) days of the written estimate, which termination shall be effective as of the date set forth in the notice. If this Lease is not terminated, Lessor will begin repairs within 60 days after the Major Casualty and complete the repairs within 240 days, subject to acts of God; strikes and other matters not within the control of Lessor.  If Lessor fails to begin, proceed or complete the repairs as required, Tenant may terminate this Lease by giving written notice to Lessor.  If Lessor does not begin or complete the repairs within 30 days after Tenant’s notice, Tenant may terminate this Lease by written notice to Lessor within 5 days after expiration of the foregoing 30 day period.  If this Lease is terminated because of the Major Casualty, rents and other payments will be prorated as of the date of Major Casualty and will be proportionately refunded to Tenant or paid to Lessor, as the case may be, during any period in which the Premises or any portion of the Premises is made untenantable or made unusable for Tenant’s intended purposes, as a result of the Major Casualty, the Monthly Rent will be abated for the period of time untenantable or unusable for Tenant’s intended purposes in the Premises.

27.           Eminent Domain.

If there is a taking of 25% or more of the Premises or 25% or more of the total Square Feet in the Building, either party may terminate this Lease as of the date the public authority takes possession, by written notice to the other party within 30 days after the taking.  If this Lease is so terminated, any rents and other payments will be prorated as of the termination and will be proportionately refunded to Tenant, or paid to Lessor, as the case may be.  All damages, awards and payments for the taking will belong to Lessor irrespective of the basis upon which they were made or awarded, except that Tenant will be entitled to any amounts specifically awarded for Tenant’s trade fixtures or equipment or as a relocation payment or allowance.  If this Lease is not terminated as a result of the taking, Lessor will restore the remainder of the Premises to a condition as near as reasonably possible to the condition prior to the taking, the rent will be abated for the period of time the space is untenantable in proportion to the square foot area untenantable and this Lease will be amended appropriately to reflect the deletion of the space taken.

28.           Defaults.

a.             Default by Tenant:

If (a) Tenant defaults in the payment of rent or other amounts under this Lease and the default continues for ten (10) days after written notice by Lessor or Tenant, (b) Tenant defaults in any other obligation under this Lease and the default continues for thirty (30) days after written notice by Lessor to Tenant, (c) any proceeding is begun by or against Tenant to subject the assets of Tenant to any bankruptcy or insolvency law or for an appointment of a receiver of Tenant or for any of Tenant’s assets, or (d) Tenant makes a general assignment of Tenant’s assets for the benefit of creditors, then Lessor may, with or without terminating this Lease, cure the default and charge Tenant all costs and expenses of doing so, and Lessor also may reenter the Premises, remove all persons and property; and regain possession of the Premises, without waiver or loss of any of Lessor’s rights under this Lease, including Lessor’s right to payment of Monthly Rent.  Lessor also may terminate this Lease as to all future rights of Tenant, without terminating Lessor’s right to payment of Monthly Rent and other charges due under this Lease.

Tenant waives any right of restoration to possession of the Premises after reentry, notice of termination, or of judgment for possession.  If this Lease is terminated under this Section, Tenant promises and agrees to pay all Monthly Rent and other charges due for the remainder of the original Term, and all reasonable attorneys’ fees and other expenses.  If Tenant defaults in any of its obligations under this Lease, it will promptly pay all reasonable costs including reasonable attorneys’ fees incurred by Lessor in enforcing Tenant’s obligations, whether or not this Lease is terminated and whether or not suit is brought.  No right or remedy will preclude any other right or remedy, no right or remedy will be exclusive of or dependent upon any other right or remedy, and any right or remedy may be exercised independently or in combination.

If Tenant is in default and notice of termination of Tenant’s right to possession has been mailed to Tenant at the Premises and it appears in Lessor’s reasonable judgment that Tenant has abandoned or vacated the Premises, Lessor may reenter the Premises and retake possession without legal action, without relieving Tenant of the obligation to pay Monthly Rent or any other obligations under this Lease, and without any liability to Tenant for re-entry or removal of Tenant’s property.

In the event that this Lease is terminated and/or Tenant is dispossessed from the Premises on account of Tenant’s default hereunder, Lessor agrees to use good-faith, commercially reasonable efforts to re-let same and to otherwise mitigate damages.

b.             Default by Lessor:

If Lessor shall fail to keep, observe or perform any of the terms, covenants or conditions herein to be kept, observed and performed by Lessor, and such default has not been cured by Lessor within thirty (30) days after Tenant has given written notice to Lessor, and provided that Lessor is not diligently and effectively in the process of curing the default, then Tenant in addition to any other rights or remedies available to Tenant hereunder, shall have:  (i) the right, at its option, to cure such default by such acts as may be reasonably necessary under the circumstances, and to offset any and all expense thereof, including reasonable attorneys’ fees, against amounts due to Lessor from Tenant;  (ii) if the default by Lessor is such as to constructively evict or effectively dispossess Tenant, or substantially destroy Tenant’s right to quiet enjoyment, Tenant shall have the right to invoke any and all rights and remedies Tenant may have at law and in equity; or (iii) the option to exercise any other rights or remedies which Tenant may have at law or equity.  Notwithstanding the foregoing, the notice and cure period provided to Lessor above shall not apply to Lessor’s obligation to timely deliver the Premises as required under this Lease.  If Tenant makes any advances because of a default by Lessor not cured within thirty (30) days after notice from Tenant, Lessor is obligated to repay the full amount of such advances, together with interest on the amount advanced at the rate of interest set forth in Section 5 hereof (18% per annum or the maximum rate of interest permitted by law).  No remedy herein or otherwise conferred upon or reserved to Tenant shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Tenant may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

29.           Waiver of Lease Provisions.

No waiver of any provision of this Lease will be deemed a waiver of any other provision or a waiver of that same provision on a subsequent occasion.  The receipt of rent by Lessor with knowledge of a default under this Lease by Tenant will not be deemed a waiver of the default.  Lessor and Tenant will not be deemed to have waived any provision of this Lease by any action or inaction and no waiver will be effective unless it is done by express written agreement signed by the waiving party.  Any payment by Tenant and acceptance by Lessor of a lesser amount than the full amount of all Monthly Rent and other charges then due will be applied to the earliest amounts due.  No endorsement or statement on any check or letter for payment of rent or other amount will be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to its right to recover the balance of any rent or other amount or to pursue any other remedy provided in this Lease.  No acceptance of payment of less than the full amount due will be deemed a waiver of the right to the full amount due together with any interest and service charges.

30.           Return of Possession to Lessor.

On expiration of the Term or sooner termination of this Lease, Tenant will return possession of the Premises to Lessor, without notice from Lessor, in good order and condition, except for ordinary wear and damage, destruction or conditions Tenant is not required to remedy under this Lease.  If Tenant does not return possession of the Premises to Lessor, Tenant will pay Lessor all damages Lessor may suffer as a result of Tenant’s holdover.  Tenant will give Lessor all keys for the Premises and will inform Lessor of combinations on any locks and safes on the Premises.  Any property left in the Premises after expiration or termination of this Lease or after the Premises have been vacated by Tenant will become the property of Lessor to dispose of as Lessor chooses.

31.           Holding Over.

If Tenant remains in possession of the Premises after expiration of the Term without a new lease, any such holding over will be from month-to-month subject to all the same provisions of this Lease, except that the Monthly Rent will be 150% of the Monthly Rent of the expired Lease.  The month-to-month occupancy may be terminated by Lessor or Tenant on the last day of any month by at least 30 days’ prior written notice to the other.

32.           Brokers.

Lessor and Tenant represent and warrant one to another that neither of them has employed or otherwise used any broker or agent in relation to this Lease except that Lessor has engaged Spectrum Development Group, LLC or its assigns and Tenant has engaged The Keewaydin Group as its broker.  Lessor agrees to pay The Keewaydin Group, Inc., a fee equal to $4.00 per usable square foot leased by Tenant per this Lease, pursuant to a separate brokerage agreement, which fee shall be payable one-half upon execution of the Lease and one-half on the Commencement Date. Lessor will indemnify and hold Tenant harmless, and Tenant will indemnify and hold Lessor harmless, from and against any claims for any other brokerage or other commissions or fees arising out of any breach of the foregoing representation and warranty by the respective indemnitors.  The brokerage fee will be adjusted upwards or downward based on the actual square footage committed to at the time of Occupancy.

33.           Option to Renew.

Provided Tenant is not then in default under this Lease, to the extent of the portion of the Premises Tenant is actually occupying at the end of the applicable Term or Option Term, Tenant shall have the option to renew this Lease for up to two (2) successive periods of five (5) years each (the “Option Terms(s)”).  If Tenant exercises any option, all the provisions of the Lease shall remain in full force and effect and the parties’ rights, duties, and obligations shall remain the same except Sections 34, 35, and 36 hereof shall be deleted in their entirety and the rent set forth in Section 5 shall be adjusted as herein provided.  Tenant may not exercise this option for any five (5) year period if it is not then a Tenant under this Lease or if it is in default under this Lease.  In order to exercise any option, Tenant must give Lessor written notification of its election to do so, together with a then-current copy of Tenant’s financial statements, no later than one (1) calendar year prior to the expiration of the term under which it is currently operating (the initial term or any subsequently exercised Option Term, whichever is applicable).

Base rent payable under any Option term shall be established for each Option Term prior to its commencement.  The base rent utilized for any Option Term shall be the prevailing rate (the “Prevailing Rental Rate”) at the commencement of such Option Term, for renewals of space in the Building of equivalent quality, size, utility and location, with the length of the Option Term and the credit standing of Tenant taken into account.  Within 30 days after receipt of Tenant’s notice to renew, Lessor shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Basic Rent, if any, and the other terms and conditions offered including, whether any letter of credit would be required if Lessor determines, in its reasonable judgment, that Tenant’s financial condition or credit-worthiness has materially deteriorated since the date of this Lease, together with documentation substantiating such determination.  Tenant shall, within thirty (30) days after receipt of Lessor’s notice, notify Lessor in writing whether; (i) Tenant accepts or rejects Lessor’s determination of the Prevailing Rental Rate; and (ii) whether Tenant disputes Lessor’s determination that a letter of credit will be required (if a letter of credit is required in Lessor’s offer).  If Tenant timely notifies Lessor that Tenant accepts Lessor’s determination of the Prevailing Rental Rate (including any letter of credit requirement), then, on or before the commencement date of the Option Term, Lessor and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a)           Basic Rent shall be adjusted to the Prevailing Rental Rate; and

(b)           Lessor shall lease to Tenant the Premises in their then-current condition, and Lessor shall not provide to Tenant any allowances (e.g. moving allowance, construction allowance, and the like) or other tenant inducements, unless mutually agreed to by Lessor and Tenant at that time.

If Tenant accepts Lessor’s determination of the Prevailing Rental Rate, but rejects Lessor’s requirement for a Letter of Credit, then Lessor and Tenant agree that the Parties shall have an additional thirty (30) day period to allow the Parties additional time to further negotiate the Letter of Credit requirement, including Tenant’s right to provide documentation, evidence or other assurances to support or substantiate that Tenant’s financial condition should be reasonably acceptable to Lessor.  If after the thirty (30) day additional period, the parties cannot agree whether a Letter of Credit should be required, then Tenant’s rights under this Section shall terminate and Tenant shall have no right to renew this Lease.

If Tenant rejects Lessor’s determination of the Prevailing Rental Rate, or fails to timely notify Lessor in writing that Tenant accepts or rejects Lessor’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant’s rights under this Section shall terminate and Tenant shall have no right to renew this Lease.

Tenant’s rights under this Section shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns all of its interest in this Lease or sublets all of the Premises, (3) Tenant fails to timely exercise its option under this Section, time being of the essence with respect to Tenant’s exercise thereof or (4) in connection with an offer, Lessor determines, it its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of this Lease and Tenant fails to provide adequate Credit assurances to Lessor as previously outlined within in this Section.

34.           Early Termination by Tenant.

Provided Tenant is not then in default under this Lease, Tenant shall have the right to terminate this Lease on the seven (7) year anniversary of the Commencement Date (the “Early Termination Date”) upon written notice given to Lessor at least one hundred eighty (180) days in advance of the Early Termination Date.  Should Tenant properly terminate the Lease pursuant to this

Section, the Lease shall be deemed to end on the Early Termination Date for all purposes and the Term shall end on such Early Termination Date.  On the Early Termination Date, Tenant will pay Lessor the unamortized portion of the “*” per square foot Tenant Improvement Allowance amortized at a rate of “*” per annum .  Tenant will pay no other penalty to Lessor for this right and will have no further obligations to Lessor or anyone claiming through Lessor under this Lease.

35.           Reduction of Space by Tenant.  Provided Tenant is not then in default under this Lease, Tenant shall have the option to reduce the square footage of the Premises by up to 15,000 square feet on the seven (7) year anniversary of the Commencement Date and for the balance of the Term.  In order to exercise this option, Tenant must give Lessor written notification of its election, specifying the amount and location of the square footage (which must be contiguous to the space adjoining the Premises) to be given up by Tenant no later than one hundred eighty (180) days prior to the date occurring seven (7) years from the Commencement Date.  Tenant will not pay any penalty to Lessor for this right and will have no further obligation to Lessor for the Leased Premises space.  If Tenant reduces the Premises as set forth in this Section 35, Tenant will pay Lessor the unamortized portion of the “*” per square foot Tenant Improvement Allowance amortized at a rate of “*” per annum with respect to the Tenant Improvement Allowance attributable to the relinquished portion of the Premises.  Tenant will pay no other penalty to Lessor for this right to reduce the Premises and will have no further obligations to Lessor or anyone claiming through Lessor under this Lease with respect to the relinquished portion of the Premises.

36.           Option to Increase the Size of the Premises.

Provided Tenant is not then in default under this Lease, Tenant shall have the option to increase the Usable Square Footage of the Premises by 5,000 square feet on the three, five and seven year anniversaries of the Commencement Date.  (Each 5,000 square foot addition is hereafter termed the “Additional Space”.)  Any square feet added to the Premises must be contiguous to the initial Premises (or any Additional Space added to the initial Premises.  In order to exercise its option on the third, fifth or seventh anniversary of the Commencement Date, or any of them, Tenant shall give written notice of its election to add no later than two hundred seventy days prior to the third, fifth or seventh anniversary of the Commencement Date, as the case may be.  Upon exercise of either option by Tenant, the Additional Space shall be added to the Usable Square Footage of the Premises effective on the third, fifth or seventh anniversary of the Commencement Date, as applicable.   Lessor shall allow Tenant to begin construction up to 180 days prior to the anniversary date.  Tenant shall bear no cost associated with removal or relocation of any existing tenant of the Additional Space, and such cost will be paid by the existing tenant or by Lessor.  The Additional Space shall be delivered under the same terms and conditions as the initial Premises, including the Lessor delivering the Additional Space to Tenant in accordance with Exhibit C-1 and including the identical improvements installed as part of the tenant shell improvements of Tenant’s Work (as set forth in Exhibit C) in the initial Premises.  All Additional Space will be coterminous with the Initial Premises and will be under the same terms and conditions as the Initial Premises except that the Monthly Rent for the Additional Space shall be the sum of:  (i) Base Rent (as determined below), plus the (ii) the

* Omitted pursuant to a request for confidential treatment.

Tenant Improvement Allowance for the Additional Space equal to an amount of up to “*” per square foot, amortized at 9.6% per annum over the remaining Term.

For purposes hereof, “Base Rent” for the Additional Space shall be calculated by multiplying the Usable Square Feet of the Additional Space by the following annual rates and dividing by 12.

Year	Annual Rate Per Usable Square Foot of the Premises
3	“*”
4	“*”
5	“*”
6	“*”
7	“*”
8	“*”
9	“*”
10	“*”

The parties agree to execute an amendment to this Lease to reflect the Monthly Rent schedule applicable to any expansion space.

Except as otherwise mutually agreed, in no event shall Lessor be obligated to pay a commission with respect to any space leased by Tenant under this Section, and Tenant and Lessor shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

Tenant’s rights under this Section shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, or (b) less than thirty-six (36) full calendar months remain in the initial Term of this Lease.

37.           Right of First Refusal.

(a)    Grant of Right

Subject to the renewal or expansion options of Pan Am, or Tenant (Mesaba) as a current Sub-Tenant of Pan Am, which exist as of the Commencement Date of this Lease; and  provided (a) no Event of Default exists, and (b) Tenant is then occupying at least 15,000 Usable square feet of the Premises, Tenant shall at all times have a right of first refusal on any space contiguous to the Premises.  “First Refusal Space” shall mean, collectively, any space contiguous to the Premises as designated on Exhibit B, limited to Phase II and the Pan Am leased space located in Phase I, including Tenant’s subleased space therein (collectively, the “First Refusal Space”).

* Omitted pursuant to a request for confidential treatment.

(b)   Notice of Third Party Lease Offer.

If Lessor enters into good faith negotiations with any third party to lease all or any part of the First Refusal Space and sends to or receives from such third party a letter of intent or similar document acceptable to Lessor in Lessor’s sole discretion to lease all or any part of the First Refusal Space, Lessor will provide Tenant with an “Offer Notice” which will notify Tenant of the terms and conditions of the proposed lease between Lessor and the third party and provide Tenant with a copy of the letter of intent or similar document.  The Offer Notice shall be in writing, and shall include the date on which the First Refusal Space shall be included in the Premises, and shall also include the financial, economic and other relevant terms of the lease offer for the First Refusal Space.

(c)    Exercise of Right.

If Tenant desires to lease the portion of the First Refusal Space that is the subject of the Offer Notice, Tenant may do so under the same terms and conditions as the Initial Premises as outlined in this Lease, except for the Base rent.  Base rent will be determined by reducing the Base Rent of the third-party lease offer to the First Refusal Space, reduced by the amortization (at rate of 10% per annum) of all allowances given to said third-party, including but not limited to, tenant improvements, moving, architectural or other allowances, cost of Lessor’s construction of shell condition, and commissions paid to arrive at the net effective rate (the “Net Effective Rent”). The cost of delivering the space according to Exhibit C of this Lease will then be amortized at a rate of 10% per annum over the balance of the Term of this Lease and added to the Net Effective Rent.  The sum of this amortization and the Net Effective Rent will constitute Base Rent for the First Refusal Space.  Tenant shall notify Lessor in writing whether or not Tenant elects to lease the entire First Refusal Space on the terms set forth in the Offer Notice, as amended by the above mentioned rent calculation, within ten (10) business days after Lessor delivers to Tenant the Offer Notice.  If Tenant provides notice it elects not to lease the entire First Refusal Space (a “Decline”) it shall state in good faith in such notice whether its decision was made primarily due to (i) lack of need for additional space in the Building, or (ii) the amount of the Base Rent for such First Refusal Space.  If Tenant does not so notify Lessor within the foregoing ten (10) business days period, Lessor may lease the subject portion of the First Refusal Space to the third party on the same terms and conditions described in the Offer Notice, and Tenant’s right of first refusal with respect to the subject portion of the First Refusal Space automatically terminates if a Lease document is executed with Third Party and is of no further force and effect, except as specifically provided below.  At the expiration of the term of Third Party’s lease or if so terminated, Tenant shall again have the right of first refusal;  Provided, however, if the Third Party’s Lease (i) is in excess of 15,000 square feet, or (ii) contains a priority right of renewal, then Tenant’s Right of First Refusal contained herein shall terminate.

If Tenant timely elects to lease the First Refusal Space, then Lessor and Tenant shall execute an amendment to this Lease, effective as of the date the First Refusal Space is to be included in the Premises, under the same terms set forth in the terms and conditions of this Lease except for the Base rent, which will be adjusted as described above.

(d)   Change of Terms

If Lessor is entitled to lease all or any part of the First Refusal Space to a third party as described in Section 37 (c) above, and, prior to Lessor’s execution of a lease with the third party, the terms and conditions of the transaction between Lessor and the third party change by a reduction in the base rent of “*” per square foot or more from that contained in the initial letter of intent or similar document as described above, Lessor will notify Tenant of the revised terms and conditions.  If Tenant desires to lease the subject portion of the First Refusal Space on the revised terms and conditions, Tenant shall notify Lessor in writing whether Tenant elects to lease the revised subject portion of the First Refusal within ten (10) business days after Lessor delivers such notice to Tenant.  If Tenant does not so notify Lessor within the foregoing ten (10) business days period, Lessor may lease the subject portion of the First Refusal Space to the third party on the changed terms and conditions, and Tenant’s right of first refusal with respect to the subject portion of the First Refusal Space automatically terminates if a lease document is executed with the third-party and is of no further force and effect.  If Tenant timely elects and notified Lessor of its intent to lease the subject portion of the First Refusal Space as revised and adjusted, then Lessor and Tenant shall execute an amendment to this Lease, effective as of the date the First Refusal Space is to be included in the Premises, under the same terms set forth in the terms and conditions of this Lease except for Base Rent, which will be adjusted as described above.

(e)    Revival of First Refusal Rights

If Lessor is entitled to lease all or any part of the First Refusal Space to a third party under this Section and does not thereafter enter into a lease of such space with the third party, Tenant’s right of first refusal is revived with respect to the First Refusal Space as designated herein.

(f)    Right of First Refusal Terms and Conditions

All such First Refusal Space will be coterminous with the Initial Premises and will be under the same terms and conditions as the Initial Premises and this Lease, except for the Base Rent as adjusted in Section 37(c) hereof.

Tenant may not exercise its rights under this Section if Tenant is in default under this Lease. Except as mutually agreed, in no event shall Lessor be obligated to pay a commission with respect to any space leased by Tenant under this Section, and Tenant and Lessor shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

Tenant’s rights under this Section shall terminate (i) if this Lease or Tenant’s right to possession of the Premises is terminated, (ii) if the Term of this Lease is extended pursuant to Section 33 hereof and the Offer Notice would occur in years eighteen (18), nineteen (19) or twenty (20) of the Term, or (iii) subject to the provisions of Section 37(d) hereof, the Tenant stated in its Decline that its reason for not leasing the First Refusal Space was due to Tenant’s lack of need for additional space in the Building.

* Omitted pursuant to a request for confidential treatment.

38.           Notice.

Any notice under this Lease will be in writing, and will be sent by prepaid overnight courier service, or by telephonic facsimile confirmed by certified mail, addressed to Tenant at the Premises and to Lessor at:

Richard V. Morphew

Spectrum Investment Group, L.L.C.

1000 Blue Gentian Road

Eagan, MN 55121

(Fax: 651-675-2290)

or to such other address as is designated in a notice given under this Section.  A notice will be deemed given on the date mailed.  Routine mailings to Tenant need not be sent by certified mail.

39.           Governing Law.

This Lease will be construed under and governed by the laws of Minnesota.  If any provision of this Lease is illegal or unenforceable, it will be severable and all other provisions will remain in force as though the severable provision had never been included.

40.           Entire Agreement.

This Lease, including all documents and Exhibits incorporated herein by reference, contains the entire agreement between Lessor and Tenant regarding the Premises and supercedes and replaces any and or all prior contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such Premises.  Any Shuttle Services contemplated between the Parties hereto, if any, shall be addressed in a separate Agreement.  Tenant agrees that it has not relied on any statement, representation or warranty of any person except as set out in this Lease.  All Exhibits attached hereto are fully incorporated herein by reference. This Lease may be modified only by an agreement in writing signed by Lessor and Tenant.  No surrender of the Premises, or of the remainder of the Term, will be valid unless accepted by Lessor in writing.  This Lease may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall continue one and the same instrument.

41.           Successors and Assigns.

All provisions of this Lease will be binding on and inure to the benefit of the successors and assigns of Lessor and Tenant, except that no person or entity holding under or through Tenant in violation of any provision of this Lease will have any right or interest in this Lease or the Premises.

42.           Force Majeure

In the event that either party hereto shall be partially or totally delayed or hindered in or prevented from performing any of its obligations hereunder, or if such obligations are rendered impossible due to any events of Force Majeure, including but not limited to accidents, breakage, labor strikes, shortage of materials, acts of God, fire, explosion, flood, wars, riots, acts of public enemy, acts of terrorism, sabotage, civil commotion,  acts of Government, delays of governments or any department of regulatory agency thereof or created thereby (including national aviation authorities), or any other conditions, events or other causes beyond such party’s reasonable control, then performance of such acts or obligations shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  The party who has suffered the Force Majeure Event shall use its best efforts to inform the other party of the Event and shall use its best efforts to ameliorate the situation.  The occurrence of a Force Majeure Event shall not constitute a breach hereunder.

IN WITNESS WHEREOF, Lessor and Tenant have executed this Lease to be effective as of the date stated in the first paragraph of this Lease.

Lessor:

SPECTRUM INVESTMENT GROUP, L.L.C.

By:	/s/ Richard V. Morphew
Its President

Tenant:

MESABA AVIATION, INC.

By	/s/ Randy W. Strobel
Its Vice President, Finance